Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 14, 2024 (which includes explanatory paragraph regarding the Company’s ability to continue as a going concern), relating to the consolidated financial statements of Cytosorbents Corporation as of December 31, 2023 and 2022 appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2023. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

July 26, 2024